UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of Earliest event reported): October 9, 2004

                            OAK HILL FINANCIAL, INC.
             (Exact name of Registrant as specified in its charter)

         Ohio                        0-26876                   31-1010517
(State or jurisdiction     (Commission or file number)        (IRS Employer
   of incorporation)                                      identification number)

                                 14621 S. R. 93
                                Jackson, OH 45640
                    (Address of principal executive offices)

                                 (740) 286-3283
                (Registrant's phone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|X| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))


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Item 1.01 Entry Into a Material Definitive Agreement.

      On October 12, 2004, Oak Hill Financial, Inc. ("Oak Hill"), a registered financial holding company, and Lawrence Financial Holdings, Inc. ("Lawrence Financial"), a registered savings and loan holding company, entered into an Agreement and Plan of Merger, dated as of October 12, 2004 (the "Merger Agreement"), providing for the merger of Lawrence Financial with and into Oak Hill.

      Under the terms of the Merger Agreement, stockholders of Lawrence Financial will be entitled to elect to receive, in exchange for each share of Lawrence Financial common stock held, either $23.75 in cash or an equivalent amount in shares of Oak Hill common stock (based upon the average of the last sales price of Oak Hill common stock for the 20 most recent full trading days ending at the close of trading four business days prior to the merger), or a combination thereof. This is subject to certain allocation and pro rata mechanisms as part of the election process. In total, between 50.0% and 52.0% of Lawrence Financial common shares will be exchanged for Oak Hill common shares and, accordingly, between 48.0% and 50.0% of Lawrence Financial common shares will be exchanged for cash. To the extent that Oak Hill common shares are received, the exchange is expected to qualify as a tax-free acquisition to Lawrence Financial stockholders. The estimated total value of the proposed transaction is $16.0 million. The transaction is subject to Lawrence Financial stockholder approval, regulatory approval, and other customary conditions of closing.

      The Merger Agreement and Oak Hill's press release issued October 12, 2004, regarding the merger are attached as exhibits to this report and are incorporated herein by reference. The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibits.

      Oak Hill Financial and Lawrence Financial will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4, which will include a proxy statement/prospectus. Stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Oak Hill Financial and Lawrence Financial at the SEC's website, http://www.sec.gov. In addition, documents filed with the SEC by Oak Hill Financial will be available free of charge from the Corporate Secretary of Oak Hill Financial at 14621 SR 93, Jackson, Ohio 45640, telephone 740-286- 3283, or from the Chief Financial Officer of Lawrence Financial Holdings at 311 S. Fifth St., Ironton, Ohio, telephone 740-532-0263.

      Stockholders and investors are urged to read the proxy statement/prospectus, and other relevant documents filed with the Securities and Exchange Commission regarding the transaction, because they will contain important information about Oak Hill Financial, Lawrence Financial, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters.

      Lawrence Financial and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Lawrence Financial's stockholders to approve the merger. Information about the directors and executive officers of Lawrence Financial and their ownership of Lawrence Financial common stock is set forth in Lawrence Financial's proxy statement as filed with the SEC on April 8, 2004. Additional information about the interests of those persons in the merger may be obtained from the definitive proxy statement/prospectus regarding the proposed merger when it becomes available.

Item 8.01 Other Events.

      On October 9, 2004, Oak Hill completed its previously announced merger with Ripley National Bank for a purchase price of approximately $5.5 million.


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Item 9.01 Financial Statements and Exhibits.

      (c)   Exhibits.

            Exhibit No.                     Description
            -----------                     -----------

                2 Agreement and Plan of Merger, dated as of October 12, 2004, between Oak Hill Financial, Inc. and Lawrence Financial Holdings, Inc.

                99 Press release of Oak Hill Financial, Inc., issued October 12, 2004.

                                     SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        Oak Hill Financial, Inc.

                                                        /s/ Ron J. Copher

Date: October 13, 2004                                  Ron J Copher
                                                        Chief Financial Officer,
                                                        Treasurer & Secretary


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

                                   EXHIBIT INDEX

     Exhibit No.                             Description
     -----------                             -----------

      2 Agreement and Plan of Merger, dated as of October 12, 2004, between Oak Hill Financial, Inc. and Lawrence Financial Holdings, Inc.

      99                Press  release  of  Oak  Hill  Financial,  Inc.,  issued
                        October 12, 2004.